Exhibit O

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

EquiTrust Life Insurance Company

We have audited the balance sheets of EquiTrust Life Insurance Company as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated April 17, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. In 2007 the Company changed its methods of accounting for the treatment of modifications or exchanges of insurance contracts and income tax contingencies.

Des Moines, Iowa

April 17, 2009

Schedule I - Summary of Investments - Other

Than Investments in Related Parties

EQUITRUST LIFE INSURANCE COMPANY

December 31, 2008

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)

Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$3,616,424	$3,027,175	$3,027,175
Mortgage and asset-backed securities	1,771,532	1,483,018	1,483,018
United States Government and agencies	130,915	131,269	131,269
State, municipal and other governments	1,017,126	918,630	918,630

Total	6,535,997	$5,560,092	5,560,092

Equity securities, available for sale:
Common Stocks: Banks, trusts and insurance companies	$7,500	$5,078	$5,078
Mortgage loans on real estate	829,610		829,565
Derivative instruments	129,652	$12,888	12,888
Policy loans	18,420		18,420
Short-term investments	69,618		69,618

	$7,590,797		$6,495,661

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities; original cost net of collateral received for derivative instruments; and unpaid principal balance for mortgage loans on real estate and policy loans.

Schedule III - Supplementary Insurance Information

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2008:
Traditional Annuity - Exclusive Distribution	$–	$586	$–	$–
Traditional Annuity - Independent Distribution	479,554	7,575,278	–	134,029
Traditional and Universal Life Insurance	18,529	195,509	1,606	9,889
Variable	19,177	16,328	704	–
Impact of unrealized gains/losses	243,342	–	77	–

Total	$760,602	$7,787,701	$2,387	$143,918

December 31, 2007:
Traditional Annuity - Exclusive Distribution	$–	$571	$–	$–
Traditional Annuity - Independent Distribution	468,798	6,770,501	–	56,050
Traditional and Universal Life Insurance	19,422	198,996	1,555	9,946
Variable	18,532	13,597	620	–
Impact of unrealized gains/losses	50,319	–	24	–

Total	$557,071	$6,983,665	$2,199	$65,996

December 31, 2006:
Traditional Annuity - Exclusive Distribution	$–	$522	$–	$–
Traditional Annuity - Independent Distribution	384,641	5,367,564	–	1,268
Traditional and Universal Life Insurance	21,096	208,181	1,408	10,193
Variable	15,573	14,028	534	–
Impact of unrealized gains/losses	10,534	–	4	–

Total	$431,844	$5,590,295	$1,946	$11,461

Schedule III - Supplementary Insurance Information (Continued)

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium Revenues	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2008:
Traditional Annuity - Exclusive Distribution	$2	$–	$23	$–	$–
Traditional Annuity - Independent Distribution	30,467	391,286	234,710	78,214	19,949
Traditional and Universal Life Insurance	12,012	13,392	16,204	1,136	2,406
Variable	3,925	675	743	2,044	3,880
Corporate and Other	–	2,152	–	–	340
Change in net unrealized gains/losses on derivatives	–	–	(162,301)	30,122	–
Impact of realized gains/losses	–	–	(7,826)	(17,104)	–

Total	$46,406	$407,505	$81,553	$94,412	$26,575

December 31, 2007:
Traditional Annuity - Exclusive Distribution	$–	$–	$24	$–	$(16)
Traditional Annuity - Independent Distribution	20,466	305,486	277,212	47,588	16,988
Traditional and Universal Life Insurance	12,448	14,401	14,130	1,672	2,828
Variable	3,868	657	615	419	4,569
Corporate and Other	–	4,746	–	–	838
Change in net unrealized gains/losses on derivatives	–	–	(18,101)	(14,749)	–
Impact of realized gains/losses	–	–	(534)	(692)	–

Total	$36,782	$325,290	$273,346	$34,238	$25,207

December 31, 2006:
Traditional Annuity - Exclusive Distribution	$9	$16	$23	$55	$347
Traditional Annuity - Independent Distribution	15,612	222,897	155,787	39,550	16,207
Traditional and Universal Life Insurance	13,830	14,811	15,986	1,329	3,718
Variable	3,121	739	1,087	1,178	4,868
Corporate and Other	–	1,563	–	–	470
Change in net unrealized gains/losses on derivatives	–	–	71,428	1,752	–
Impact of realized gains/losses	–	–	18	(16)	–

Total	$32,572	$240,026	$244,329	$43,848	$25,610

Schedule IV - Reinsurance

EQUITRUST LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other company	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2008:
Life insurance in force, at end of year	$589,249	$416,958	$1,503,808	$1,676,099	89.7%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$25,627	$1,412	$18,797	$43,012	43.7%
Traditional life insurance premiums	133	74	3,335	3,394	98.3

	$25,760	$1,486	$22,132	$46,406	47.7

Year ended December 31, 2007:
Life insurance in force, at end of year	$577,750	$412,925	$1,573,705	$1,738,530	90.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$13,627	$1,405	$20,795	$33,017	63.0%
Traditional life insurance premiums	143	79	3,701	3,765	98.3

	$13,770	$1,484	$24,496	$36,782	66.6

Year ended December 31, 2006:
Life insurance in force, at end of year	$607,035	$399,946	$1,626,519	$1,833,608	88.7%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$7,899	$1,432	$21,934	$28,401	77.2%
Traditional life insurance premiums	161	81	4,091	4,171	98.1

	$8,060	$1,513	$26,025	$32,572	79.9